UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

July 28, 2004
(Date of earliest event reported)

Commission file number 1-7349

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Ball Corporation
Current Report on Form 8-K
Dated July 29, 2004

Item 5.    Other Events

On July 28, 2004, Ball Corporation (the "Company") announced that its Board of Directors declared a two-for-one split of the Company’s common stock, increased the second quarter dividend in 2004 and authorized the repurchase of up to a total of 12 million post-split shares.

The distribution date for the stock split will be August 23, 2004, for shareholders of record on August 4, 2004. The split is the fourth since Ball became a public company in 1972 and the second since 2002. As a result of the stock split the rights attaching to the shares automatically split so that one half of the right attaches to each Ball Corporation Common Stock Share outstanding upon the effective date of the stock split, which is August 23, 2004, for shareholders of record on August 4, 2004.

The Board of Directors declared a quarterly cash dividend of 10 cents per post-split share, payable September 15, 2004, to shareholders of record on September 1, 2004, which represents an increase of 33 percent over the quarterly dividend of 15 cents per pre-split share Ball has paid since 2002.

The Board of Directors authorized the repurchase of up to 12 million of its post-split shares. The repurchase authorization replaces all previous authorizations.

Exhibit 99.1  Press Release dated July 28, 2004

Ball Corporation
Current Report on Form 8-K
Dated July 29, 2004

Item 9.    Regulation FD Disclosure

The information regarding Ball Corporation’s (the “Company”) second quarter earnings for 2004 required to be reported under Item 12, Disclosure of Results of Operations and Financial Condition, on Form 8-K is furnished herein pursuant to Item 9, Regulation FD Disclosure.

On July 29, 2004, the Company reported second quarter sales and earnings for 2004 which results are set forth in the attached press release dated July 29, 2004.

The earnings information regarding the second quarter for 2004 as well as the information regarding the use of non-GAAP financial measures is set forth in the attached press release.

The attached press release is deemed to be furnished and not filed with the Securities and Exchange Commission.

Exhibit 99.2  Press Release dated July 29, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION (Registrant) By: /s/ Raymond J. Seabrook Name: Raymond J. Seabrook Title: Senior Vice President and Chief Financial Officer

Date:    July 29, 2004

Ball Corporation
Form 8-K
July 29, 2004

EXHIBIT INDEX

Description	Exhibit
Press Release dated July 28, 2004	99.1
Press Release dated July 29, 2004	99.2